Exhibit 10.17

Jeff D. Whynot	600 Citadel Drive
Senior Vice President – Human Resources	Commerce, California 90040
(323) 869-7642	Fax 877 804-3392
jeff.whynot@smartandfinal.com

February 23, 2017

Derek Jones

4105 Yarrow Drive, Northeast

Grand Rapids, MI  49525

Offer of Employment

Dear Derek:

I am pleased to offer you the position of President, Cash & Carry.  In that capacity you will report directly to Dave Hirz, President & CEO of Smart & Final Stores, Inc. (the “Company” or “Smart & Final”). Your office will be located in Portland, Oregon.

Employment.

Your first date of employment is tentatively set for Monday, April 10, 2017.

As is Smart & Final’s policy with all its associates, your employment is deemed “at will” and may not be made otherwise except in writing by the CEO.  Please acknowledge your acceptance of this offer letter and the items contained herein by executing the enclosed copy and returning it to me by Friday, March 3, 2017 or it will be deemed to have expired.  As a condition of employment, you will be required to execute the Smart & Final Arbitration Agreement.

Compensation.

Your base salary will be $9,615.38 per week, which is paid on a biweekly basis and is $500,000 if annualized. You will be eligible for a merit review in March of 2018.

You will be a participant in an annual incentive program under the Company’s annual bonus plan as in effect from time to time.  Subject to approval of the Compensation Committee of the Board of Directors, your annual target is expected to be 70% of base salary and a maximum of 200% of the target.  The performance criteria for 2017 are based upon Cash & Carry Stores performance against budget for EBITDA (65%) and comparable store sales (20%), and against pro forma new store sales (15%).  You will be eligible for your full bonus for 2017, and it will not be prorated. You will be provided the 2017 plan document for all program details.

We are offering a $200,000 sign-on bonus paid in four equal installments of $50,000: within 30 days of your hire date, at six months, at one year and at 18 months of employment.  You must be employed at the end of each installment period to be eligible for that installment payment.

Equity.

We are offering you a new hire equity grant with an estimated grant date value of $650,000 which will be issued 50% in stock options, at a 4 year pro rata time vest, and 50% in restricted shares, at a three year pro rata time vest, pursuant to the Smart & Final Stores, Inc. 2014 Stock Incentive Plan, pending approval by either the Board of Directors or the Compensation

Committee of the Board of Directors.  The exact amount of shares and details of the program will be defined in separate communications.  You are eligible to participate in the annual grant program starting in 2018.

Benefits.

You will accrue 4 weeks of vacation per year and the accrual is capped at 8 weeks (two times your annual accrual).  We understand that you will be taking a pre-planned vacation starting on April 28th and you will be taking time off in May for your daughters’ graduation ceremonies.

You will be eligible for medical, dental, vision, and life insurance, at 1x your annual salary.  You are also eligible to participate in the Executive Medical Reimbursement Plan.  You may participate in the 401(k) plan with a company match of fifty cents on the dollar up to your first six percent of salary deferred for a potential match of 3% a year.  You will also be eligible to participate in the Supplemental Deferred Compensation Plan.  You are also eligible to participate in the executive financial planning program through HPM Partners. We will reimburse your monthly COBRA expenses to help bridge to the effective date of your medical coverage, which we expect to start on June 1, 2017.  You will also be eligible for a company car, including a gasoline card, and company insurance.  You are included in the Executive Severance Program at the Tier II level, which is a one year severance program.  Notwithstanding the foregoing, the Company may modify or terminate any employee benefit or fringe benefit plan at any time.

Relocation.

We are offering a relocation package to include:

•                                          Temporary housing for 6 months

•                  2 trips a month to home & back for you or for your wife to travel while in temporary housing (12 trips total between the two of you)

•                                          Movement of household goods

•                                          Reasonable costs associated with selling your current home

•                  Brokerage fee (up to 6%)

•                  Title charges

•                  Escrow charges

•                  Pest inspection

•                  Natural hazard report

•                                          Reasonable costs associated with buying a new home

•                  Appraisal fee

•                  Flood Zone fee

•                  Funding fee

•                  Tax service fee

•                  Settlement/closing fee

•                  Doc prep fees

•                  Endorsement fee

•                  Title insurance

•                  Inspection fee

•                  Courier fees

•                  Recording fees

•                  Pool inspection

•                  Loan Processing Fee

•                                          Gross up to cover income tax related to the relocation package as determined by the Company

•                                          All Company commitments to reimburse for relocation expenses are subject to the Company’s reimbursement policies and expire at the end of 18 months following your start date

Should you voluntarily resign or be terminated for “Cause” as defined in the 2014 Stock Incentive Plan prior to completing two years of service, you agree to repay the gross sign-on bonus and relocation expenses on a click down using a reduction of 1/24th for each month of completed service.

Tax Withholding.

The Company may withhold from any and all amounts payable under this offer letter such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

To comply with some formalities, please be prepared to demonstrate proof of citizenship so that an I-9 can be filed under the Immigration Reform and Control Act of 1986.  Also, in an effort to be consistent with our hiring practices across the board, all associates are required to successfully complete a drug and background screening as a condition of employment.

Payments and benefits under this offer letter will be paid in accordance with Annex A.

I genuinely look forward to you joining our team at an exciting time of growth at Smart & Final.  We are looking forward to the valuable contributions you will bring to the Company.  Congratulations and welcome aboard!

Very truly yours,

/s/ Jeff D. Whynot

Jeff D. Whynot
Senior Vice President, Human Resources

Agreed to and accepted this 1st day of March 2017.

/s/ Derek Jones
Derek Jones

Cc:	Dave Hirz

ANNEX A

Code Section 409A Compliance

Payments and benefits under this offer letter are intended to comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this offer letter shall be interpreted to be in compliance therewith.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A.

With regard to any provision of this offer letter that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.  Any tax gross-up payment as provided herein shall be made in any event no later than the end of the calendar year immediately following the calendar year in which you remit the related taxes.

For purposes of Code Section 409A, your right to receive any installment payments pursuant to this offer letter shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this offer letter specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this offer letter providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “non-qualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this offer letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service”, and (B) the date of your death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum and any remaining payments and benefits due under this offer letter shall be paid or provided in accordance with the normal payment dates specified for them herein.